Exhibit 3.5

ARTICLES OF AMENDMENT

BROOKFIELD DTLA FUND OFFICE TRUST INC.

This is to certify that

First:            Pursuant to Section 2-605 of the Maryland General Corporation Law, the charter of Brookfield DTLA Fund Office Trust Inc., a Maryland corporation (the “Corporation”), is amended by these articles of amendment, which amend the articles of incorporation, dated as of April 19, 2013 (the “Articles of Incorporation”) and the articles supplementary – 10,000,000 shares of 7.625% Series A Cumulative Redeemable Preferred Stock (the “Series A Articles Supplementary”).

Second:       The charter of the Corporation is hereby amended by deleting the first sentence of Section 5.2 of Article V of the Articles of Incorporation and inserting the following as the first sentence of Section 5.2 of Article V of the Articles of Incorporation:

Subject to the provisions of Article VI, each share of Common Stock shall entitle the holder thereof to ten votes.

THIRD:          The charter of the Corporation is hereby amended by deleting the first sentence of Section 6(b) of Article THIRD of the Series A Articles Supplementary and inserting the following as the first sentence of Section 6(b) of Article THIRD of the Series A Articles Supplementary:

From the Original Issue Date, the holders of Series A Preferred Stock shall be entitled to vote (on the basis of one vote per share) with the holders of Common Stock as a single class for the election of directors of the Corporation and for all other matters with respect to the appointment, removal or replacement of directors of the Corporation.

Fourth:       The amendment to the charter of the Corporation as set forth above in these articles of amendment has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation. There are no shares of 7.625% Series A Cumulative Redeemable Preferred Stock outstanding.

Fifth:            The authorized stock of the Corporation has not been increased by these articles of amendment.

Sixth:           As amended hereby, the charter of the Corporation shall remain in full force and effect.

SEVENTH:     The undersigned acknowledges these articles of amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned and attested to by the undersigned on this 30th day of September, 2013.

ATTEST:		BROOKFIELD DTLA FUND OFFICE TRUST INC.

By:	/s/ Michelle Campbell	By:	/s/ Jonathan A. Kramer
	Name: Michelle Campbell		Name: Jonathan A. Kramer
	Title: Secretary		Title: Vice President, Associate Counsel